Exhibit 99.2

Trex Company

Fourth Quarter and Full Year 2020 Earnings Conference Call

Monday, February 22, 2021, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Dennis Schemm - Senior Vice President, Chief Financial Officer

Bill Gupp - Senior Vice President, General Counsel, Secretary

Viktoriia Nakhla - Investor Relations

PRESENTATION

Operator

Good afternoon and welcome to the Trex Company Fourth Quarter and Full Year 2020 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you all for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, and Dennis Schemm, Senior Vice President and Chief Financial Officer. Joining Bryan and Dennis is Bill Gupp, Senior Vice President, General Counsel and Secretary, as well as, other members of Trex management.

The company issued a press release today after market close containing financial results for the fourth quarter and full year 2020. This release is available on the company’s website. This conference call is also being webcast and will be available on the investor relations page of the company’s website for 30 days.

I would now like to turn the call over to Bill Gupp. Bill?

Bill Gupp

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Law. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Qs, as well as, our 1933 and other 1934 Act filings with the SEC. Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measures can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Bill. And good evening. Thank you all for joining us in today’s call to review Trex Company fourth quarter and full year 2020 results and discuss our business outlook. I want to start by thanking the entire Trex organization and our extended family of retailers, dealers, contractors and distributors who enabled our company to distinguish itself during one of the most difficult periods in recent history. Their dedication and collaboration were essential to our ability to remain operational throughout 2020 and overcome many COVID-related challenges and to report record results, ending the year with exceptional fourth quarter sales growth.

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

Demand for Trex products continues to benefit from strong secular trends, including growth in the outdoor living category, renewed focus on the home, the shift in population from urban to suburban and smaller metropolitan areas, and consumers’ increasing preference for environmentally sustainable products. As the recognized leader in product performance, aesthetics, quality and the use of 95% recycled content, Trex experienced robust demand, achieving broad-based growth across all of our residential product lines.

Nowhere was that demand more apparent than in our usually slower fourth quarter. Sales of Trex Residential Products increased 40% year-on-year. As you’ll recall from the past, our fourth quarter growth tends to be lower as it’s generally more of an inventory infill part of the season. As our new capacity is completed and inventories get back to standard levels, our seasonality is expected to normalize where we tend to see higher growth in the second and third quarters.

The fourth quarter performance was driven by continued success of our premium Select and Transcend decking and railings and strong sell-through of our Enhance product line that has a specific focus on the more cost-conscious consumer who may otherwise choose wood.

As anticipated, we experienced increased costs in the fourth quarter related to our capacity expansion program and COVID-related costs. Despite these costs, we reported significant double-digit growth across all key profitability metrics.

Trex Commercial performed in line with our expectations in the fourth quarter, posting improved revenue as we continued to provide innovative solutions in the commercial railing space.

Our full year and fourth quarter residential product sales growth are clear indicators we continue to benefit from our long-term strategy to convert consumers from wood decking to our eco-friendly Trex decking. The trend is not only continuing but accelerating. We estimate that composites gained approximately 200 basis points of share from the traditional wood market in 2020. And we are looking ahead to similar, if not faster, conversion rates in future years.

Trex’s tremendous brand equity, leading product lines and unparalleled network of distribution, dealer, retail sales channel and contractors furthers our confidence in our ability to continue to lead the conversion opportunity. Importantly, the conversion from wood is still in the early stages, providing us with a significant runway. With the gains in 2020, it’s estimated that composite products have approximately 22% share of the decking market in linear foot volume terms, leaving significant conversion opportunity.

To support that demand, our capacity expansion investment program continues on-schedule. The timing of this new capacity furthers our industry leadership position, allowing Trex to capture additional growth. Dennis will provide detail on the cadence of the production ramp-up scheduled for our Virginia facility this year.

2020 was another record year for Trex, and one in which we were able to convert 18% sales growth into an increase of 28% in adjusted EBITDA and 26% in adjusted EPS, showing a continued leverage opportunity in our business model. We see this as especially strong performance, given that we absorbed start-up costs associated with our capacity expansion program, as well as COVID-19 management costs.

Given the experience we’ve gained in managing operations during the COVID pandemic, we expect 2021 COVID costs to be less, but will still cause certain production inefficiencies and higher costs as we prioritize the health and safety of our employees. We are guiding to full year incremental EBITDA margin of 35% to 40% on strong double-digit sales growth.

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

During the October call, we announced that we would be taking a mid single-digit price increase effective with January orders on certain product lines. As expected at that time, we have seen inflationary pressures, but the actual to-date and forward projected impact are within our prior projections.

As this year progresses and our capacity increases, we will be reinvigorating our international sales initiatives in key markets where sales of Trex products historically have outpaced our domestic sales growth.

Additionally, innovation continues to be a key part of our strategy, and you can expect to see more product development and launches from the Trex team moving forward. Trex Company has long been known as a great place to work. And we recently received recognitions by two widely respected publications, Fortune magazine and Forbes naming us among the fastest growing companies worldwide and the best mid-sized company in the U.S., respectively.

Also, we are appreciative of the industry recognitions that we receive regularly, which honor our organization for the appeal and quality of Trex products, our ongoing commitment to sustainability and our reputation within the industry.

As proud as I am of our outstanding accomplishments in 2020, I’m equally proud of the work we are doing to deliver consistent and sustainable financial performance for the future. As an example, our initiative to accelerate conversion from wood decking to sustainable Trex decking will result in more plastic being diverted from landfills and allow us to employ more people, which will in turn benefit the communities in which we operate.

The company was founded almost 30 years ago on the premise that we can extract value from what was once seen as waste. And today, we are not only one of the largest recyclers of polyethylene in North America but also a proof-of-concept for building a successful business model based on recycled and reclaimed materials.

Sustainability has been in our DNA since the beginning and our recognized environmental impact together with our initiatives around fairness in the workplace and corporate responsibility are aimed at meeting the highest ESG standards.

Now, I will turn the call over to Dennis Schemm, our Chief Financial Officer for a financial review of our fourth quarter and full year 2020 results, and officially congratulate him on his promotion to Senior Vice President. Dennis?

Dennis Schemm

Thank you, Bryan, and good afternoon. I am pleased to review our record fourth quarter and full year financial performance, the progress of our capacity expansion program and our expectations for 2021. Fourth quarter consolidated net sales increased 39% to $228 million, led by 40% growth in Trex Residential Products. This robust top line growth reflects sustained broad-based demand across all of our product lines in what is usually a seasonally slower quarter.

Trex Commercial Products had a positive showing this quarter, with sales increasing 20% year-on-year to $15 million. Consolidated gross margin in the fourth quarter was 40.5% compared to 43.2% in the year-ago quarter.

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

Trex Residential Products gross margin was 41.3% compared to 44.6% in the year-ago quarter, reflecting the hiring, training and initial start-up costs at Trex Residential in advance of our capacity ramp up at the Virginia facility, along with cost of managing our business to respond to COVID-19 pandemic that amounted to approximately $2 million this quarter. We also saw higher inflation and logistics costs associated with our raw materials as we noted during our third quarter conference call.

Gross margin at Trex Commercial expanded 170 basis points to 28% due to our execution of higher margin projects this quarter, as well as our continued focus on operational improvements.

SG&A expenses increased $9 million to $34 million primarily due to the timing of incentive compensation. On a percentage of sales basis SG&A decreased 20 basis points in the fourth quarter compared to the prior year quarter. Our effective tax rate in the fourth quarter was 25.8%.

Net income was $43 million or $0.37 per diluted share, up 22% and 19%, respectively, from the $35 million, or $0.31 per diluted share, reported in the fourth quarter of 2019 adjusted for the 2-for-1 stock split distributed on September 14. EBITDA increased 28% to $64 million and EBITDA margin was 27.9%.

For the full-year 2020, consolidated net sales were up 18% to $881 million. Trex Residential net sales increased 19% to $828 million. Net income was $176 million, or $1.51 per diluted share, up 21% and 22%, respectively, from $145 million, or $1.24 per diluted share adjusted for the 2-for-1 stock split in 2020. EBITDA up was up 24% to $250 million, while EBITDA margin was 28.6%.

In the third quarter, we recognized a one-time $6.5 million charge to the Trex Residential warranty reserve related to legacy surface flaking issue that affected a portion of the products manufactured at our Nevada plant prior to 2007. Excluding the warranty charge, net income was $180 million, or a $1.55 per diluted share, up 25% and 26%, respectively. EBITDA increased 28% to $258 million, and EBITDA margin was 29.3%.

We generated record cash from operations of $187 million in 2020 allowing us to self-finance our capital expenditures of $173 million. The majority of our CAPEX spend was related to our expansion program. As recently announced, production in our new Virginia facility started in January of 2021 and we will continue to add lines throughout the first half of 2021.

In addition to our new Virginia plant we also added lines to our Nevada plant during 2020. When our capacity expansion is completed by the end of June this year, these investments together will increase production capacity by approximately 70% when compared to 2019 volume levels.

Looking ahead, we are pleased to provide guidance for our full year 2021 performance that points to another year of strong double-digit growth for Trex. We expect first quarter consolidated net sales to range from $235 million to $245 million representing year-on-year growth of 20% at the midpoint. We expect growth to expand in the second quarter as our capacity and capabilities increase and in the third quarter as we backfill channel inventory.

For the full-year 2021, we anticipate incremental EBITDA margin to be between 35% to 40% inclusive of start-up related expenses, which will continue as we ramp-up production at our Virginia facility, higher inflation and more normalized SG&A spending, partially offset by cost saving projects.

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

Our tax rate is anticipated at approximately 25%. Depreciation will range from $35 million to $40 million increasing throughout the year and we expect full year spending on CAPEX to be in the range of $130 million to $150 million.

Now, I will turn the call back to Bryan for his closing remarks.

Bryan Fairbanks

Thank you, Dennis. We expect to demonstrate strong financial and operational performance in 2021 underpinned by growth in the outdoor living category and demand for our Trex products. We continue to be encouraged by key demand indicators from our contractors, dealers, distributors, and the consumers interacting with our websites and those features. With the conversion opportunity ahead, we continue to be confident in our business strategy for growth.

Operator, I’d now like to open the call for questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” on your telephone keypad. If you are using a speakerphone, please pick-up your handset before pressing the keys, to withdraw your question, please press “*” then “2.” Please limit yourself to one question each.

Our first question comes from Stanley Elliott with Stifel. Please go ahead.

Stanley Elliott

Hey, Bryan, hey, Dennis. Thank you guys for taking the question. Quick question as we’re thinking about this year and how it might unfold. You talk about 3Q kind of backfilling some of the channel inventory. Will the expectation at that point still be that the inventory is a little bit light within the chain in terms of product just given how strong demand is shaping up to be over the course of the year?

Bryan Fairbanks

Well, and that’s our expectation presently. I expect that we will be able to build some channel inventories as we move through Q1 and Q2. But normally channel inventories do decline in Q2 and then they start building up through the back half of the year to a much higher level by the end of the year. So, I do expect that there will be channel fill occurring in the third quarter.

Stanley Elliott

Okay. Thanks.

Operator

The next question is from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hey everyone. So, my question was on incremental EBITDA margin guidance of 35%-40%. Should we think of this level as normal or does it include some extra costs that get absorbed as the Virginia facility ramps such that in 2022 it might be a little bit higher?

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

Dennis Schemm

Yes, I think that this would be considered normal for this year 35% to 40%, because what we’re dealing with in the first half of the year specifically are twofold. We have COVID costs that are in play right now that we did not have in Q1 of the prior year. So that will be bringing down margins in the first quarter, plus we also have start-up costs throughout the first half of this year that will be much heavier as we continue to add people in advance of the lines coming on. So, I think those are the two major influencers that we’re seeing on the incremental guidance of 35% to 40%.

The final one will be SG&A, and SG&A I’d characterize this as a return to more normal spending because SG&A was depressed last year because of COVID, right? We pulled back on our branding expenses and then later on in the year, we had to pull back on travel and we pulled back on medical. And so, in Q2, those costs will be coming back throughout the full year. We’re going to be experiencing that headwind as those SG&A costs come back in.

Bryan Fairbanks

Yes, without those couple of items you would see that incrementally being higher than where it is at this point. But I think it’s a good rough planning estimate.

Ryan Merkel

Thank you.

Operator

The next question is from Nishu Sood with UBS. Please go ahead.

Nishu Sood

Thanks. So, looking at the sales guide for 1Q, the $235 million to $245 million, if we take out Commercial, it implies around 225 for Residential, call it. That would seem to indicate that capacity will still be an issue in 1Q. So, I’m just trying to reconcile that with the opening of Virginia, which would have seemed to have been a pretty big step change in capacity. Is it that the capacity will more come on toward the end of 1Q? Just trying to reconcile those two.

Bryan Fairbanks

Consistent with what we’ve talked about as this capacity comes online, it will increase as we move through the first half of the year. So, we announced in January that the first set of lines will come up. We’ll have additional lines coming up later in first quarter and that continues to build until that entire building will be up and running by the end of the second quarter. So, by definition, there’s a lot more capacity available to us as we get out into the second quarter and then even more available during the third quarter as all of that capacity is installed and ready to go.

Nishu Sood

Thank you.

Operator

The next question is from Matthew Bouley with Barclays. Please go ahead.

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

Matthew Bouley

Hey, good afternoon. Thanks for taking the question. The comment you made Bryan that inflation is, I think you said, it was in line with your initial expectations. Is the second round of price increases realistic if inflation moves a little further or does it need to get a fair bit worse from here?

Bryan Fairbanks

We always take a look at where we stand in the marketplace and how we’re doing against inflation along the way. I don’t see a need for that. It’s within the projections that we have at this point. Who knows as we go through later in the year where the economy goes along the way, but those are discussions that we would take very seriously before implementing something further during the course of the busy season.

Matthew Bouley

Okay. Thank you.

Operator

The next question is from Keith Hughes with Truist. Please go ahead.

Keith Hughes

Going to the incremental EBITDA margin you discussed in the release, is that going to build throughout the year as capacity comes online? And, I guess, can you give us any sort of feel, if that is the case, how it would look first half versus second half?

Dennis Schemm

Keith, that’s a great point, great question. So that is absolutely our expectation. I think the first quarter will be muted, just because the lines are not all up and running yet, and we’re dealing with those heavier gross margin pressures of the inflation, the COVID management costs and the start-up costs. As we move into Q2, more capacity comes online. We would expect the EBITDA margin to increase as we’re getting more and more leverage. Into Q3, we would expect the same; we would see the full power of our capacity on line. And so, that should help with margins as well. So that’s how I would think about it. I think your question is spot on.

Keith Hughes

Okay. Just one other quick one to do on the D&A, of course, going up throughout the year as you highlighted. By the time we get to the fourth quarter, will we hit a run rate of what D&A will be going into ‘22 or that accelerates further with the capital you’re spending?

Dennis Schemm

So, you bring up another great point. So, we’re going from $17 million of depreciation in 2020 to a guide of between $35 million and $40 million for 2021. And so, I would expect that depreciation to increase throughout the year, especially as those lines come online in our Virginia facility. And then we’ll have a half year of depreciation relative to the Virginia facility. So that will be an incremental headwind coming back into 2022 as well for a half year.

Keith Hughes

Okay. Thank you.

Dennis Schemm

You’re welcome.

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

Operator

The next question is from Ketan Mamtora with BMO Capital. Please go ahead.

Ketan Mamtora

Thank you. I was just wondering with this huge rally that we’ve seen in lumber prices, are you seeing any acceleration in share gains? I know your value proposition is not based on just lumber prices. But I’m just curious if this unprecedented run is changing any customer conversations?

Bryan Fairbanks

We’ve seen that run occurred midway through last year. Again, we’ve seen the price of lumber take off at this point, and we see people coming in looking for composite products. So, the higher price, it doesn’t hurt us, but it’s not the primary thing that we’re looking at. We’ve always said that that conversion opportunity starts at two times the price of wood. And we’re not going to be adjusting up and down because of temporary swings. It may drop down to $0.65, it may go up to $1.05 per linear foot for wood. We’re going to be, on average, about two times the price to step into our Basics product. And then of course, the move-up product, Enhance Naturals, at about three times the price of wood, which is a key part of the strategy of those two product lines working hand-in-hand, bring them in the door, show them the higher-level aesthetics along the way and that improved revenue product.

Ketan Mamtora

Thank you.

Operator

The next question is from Alex Maroccia with Berenberg. Please go ahead.

Alex Maroccia

Hi, good afternoon guys. Thanks for taking my questions. I noticed in the 10-K that you no longer break out the sales materiality per customer, and this mainly applies to Boise, U.S. Lumber, and Lowe’s. Can you just give us a sense of where the retail versus pro channel split sits today and how you expect it to change after capacity fully comes online?

Bryan Fairbanks

Well, our over 10% customers are similar to what they were last year. And this year obviously was a strong year for DIY, especially in the middle of the year, actually middle to early part when DIY was open and many of the pro channel locations were not. As we got to later in the year and the entire channel was reopened again, that percentage split went back to more normalized where we would expect it to be. And that’s exactly what we expect for 2021 as well.

Alex Maroccia

Okay. That’s helpful. Thank you.

Operator

The next question is from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hi, guys. Your CAPEX guidance for 2021 is a bit more elevated than we would have expected. Any color on any incremental projects you’re embarking on? And then on the SG&A side, Dennis, I appreciate you’re expecting a more normalized year. Is there any help that we should think about? Is that from a dollar perspective or percentage of sales? Just give us some guide, of course, that would be really helpful?

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

Dennis Schemm

Sure. So, from a capacity or CAPEX perspective, we are going to continue to have capacity CAPEX running through the first half of this year. In addition to that, we’ve got a bunch of cost-out projects lined up for the second half of the year. So, we’re going to be looking at automation-type projects. We’ll be looking at support system projects to make our capacity even work that much more effective. So that’s some of the spend that you’ll be seeing in 2021.

When you asked about the SG&A question, I think that’s a great, great question to talk about, because when I look at SG&A, I look at it from two storylines. One is 2021, and the other is the longer term. And in 2021, I would characterize this as the return to more normalcy after a year impacted and constrained by COVID. We definitely plan on supporting the brand and returning the brand spend to more normal levels. As you recall, during the second quarter, we pulled back on branding significantly at the height of the pandemic. We clearly will be moving forward to support it in 2021. Also, in 2020, we had savings from travel and medical. Already in 2021, we’re seeing travel expenses more or less return to normal, and we’re seeing medical expenses return to more normalcy as well. So, that’s the 2021 story.

For the longer term, the SG&A story is all going to be about operating leverage. While we will continue to support our growth judiciously and in a disciplined manner, as Enhance continues to grow, we’ll see leverage on the SG&A line as we don’t need to spend on branding for Enhance at the same levels that we do for Transcend and Select. Hope that answers your question.

Phil Ng

Yes. That’s really helpful. And what kind of return are you expecting until these costs take out projects? It sounds really exciting. I know your history from your previous firm and you guys were really diligent on that. It’d be helpful to get a little color on the return profile.

Bryan Fairbanks

We’ve got significant return expectations from the cost projects. We’ve been away from those projects as our primary focus from our engineers has been on the capacity. But as we work through those capacity and start lining up those cost outs, we’ll start to see the benefit in the second half of the year and into next year. But I can assure you that there’re significant returns. But we don’t provide the actual numbers.

Phil Ng

Okay, great. Thank you, guys.

Operator

The next question is from Kurt Yinger with DA Davidson. Please go ahead.

Kurt Yinger

Good afternoon, everyone. Just a two parter on the outlook. First, kind of a clarifying point when you talk about growth expanding from the first quarter, I assume that’s year-over-year growth accelerating, is that right? And then secondly, could you just maybe talk a little bit about what’s embedded within that outlook in terms of underlying growth first incremental benefit of backfilling some of that inventory?

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

Bryan Fairbanks

So that would be on a year-over-year basis, the percentage growth that we would be referring to. I guess to a certain extent you can say sequentially as well too. It relates to the infill piece of it. That’s a little bit more difficult to answer as the demand in the marketplace continues to be extremely strong. The customers that are coming directly to trex.com and interacting with decks.com, really are at unprecedented levels for the month of January and February. So, the consumer demand is out there, and the question will be when does that inventory start filling in to a meaningful degree? I will be able to provide a little bit better insight on that as we move through the year.

Kurt Yinger

Got it. Thank you very much.

Bryan Fairbanks

Okay. Thanks.

Operator

The next question is from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Hey guys. Nice job. I have two kind of capacity related questions. So, the first is, I think you’re six or eight months now up with the new lines in Fernley. And so just any sort of kind of update how those are running relative to expectations. And then secondly, just on installation capacity, as you talk to some of your contractors and the distributors are you hearing deck builders actually add crews? I’m just trying to understand if there’s that kind of a natural limitation how many decks can be put up this year?

Bryan Fairbanks

Yes, you’re right on the Fernley lines have been running since June-July of last year. Those are the first new lines this company brought up since the mid-2005-2006 timeframe. We are getting our expectations out of those lines at this point and probably what excites me the most about those lines is the learning’s on what we need to do for those start-ups so that we could then bring our Virginia lines up much more quickly. And we absolutely saw that as we brought up the first sets of lines, all of those learning’s along the way. And I expect that we’ll even get more efficient as we bring up the additional lines beyond that. And could you repeat your second one again?

Tim Wojs

As you talk to contractors and maybe dealers, do you get the sense that decking contractors are adding crews in terms of just the amount of decking capacity that’s out there for installation, if that’s going to grow in 2021?

Bryan Fairbanks

Yes, contractors are feeling good about where the marketplace is and their ability to be able to support crews. Like everybody else finding good skilled labor is a challenge for contractors. Those that are able to find it and have strong business backlogs are adding where possible along the way.

Tim Wojs

Okay. Okay great. Well, good luck on this year guys. Thanks.

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

Bryan Fairbanks

Appreciate it.

Operator

The next question is from Alex Rygel with B Riley FBR. Please go ahead.

Alex Rygel

Thank you. Nice quarter, gentlemen.

Bryan Fairbanks

Thanks, Alex.

Alex Rygel

Have you made any inroads in expanding your presence into the new home builder market and more broadly the international markets?

Bryan Fairbanks

Yes. So related to new homes, we do continue to see that as an opportunity. As we bring up that additional capacity, we do have individuals that are focused on working directly with the new home builders. So, I think there’ll be some news on that probably as we move through later into the year. As it relates to international, I absolutely see that as an ongoing growth opportunity. And again, as that capacity becomes available, we can refocus and be able to provide the material at the levels necessary for the growth that these markets demand. Over the past couple of years because of our capacity constraints, we’ve not allowed those markets to grow where they potentially could have, but we absolutely have the plans in place at this point to focus on that and that will carry out over a number of years.

Alex Rygel

Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question is from Reuben Garner with Benchmark Company. Please go ahead.

Reuben Garner

Thank you. Good evening, and congrats on the finish to 2020. Any way to frame the level of start-up and COVID costs that you incurred in 2020 relative to what you’re baking into your outlook for 2021? Will they be kind of similar? In other words, are they offsetting each other because your costs from last year don’t recur and you have new ones this year that are at similar rate or are they higher or lower? Thanks for taking the question.

Dennis Schemm

Yes. So, Reuben great question on the startup. So, we’ve been experiencing higher start-up costs now since Q3 of 2020 as we prepare to open up the Virginia facility. It was more intense in Q4. Q1 very, very strong start-up expenses going on now, especially because not only are we adding people in advance of all the lines coming on, but now we’re shaking out those lines, right? And so, we’re moving from good product to excellent performance and so, as you’re shaking out those lines, there’s some additional costs that are going on there. We’ll expect those costs to continue through Q2; probably be largely behind us by the middle of Q3. That’s when you would expect those start-up costs to abate.

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

Relative to COVID management, in Q1 definitely they are headwinds because we did not have COVID management expenses in Q1 of the prior year and, as Bryan said though, we’re getting better at managing COVID now going forward. We have no idea what to expect, if we’re going to see further spikes or further hiccups here, but we are doing better managing and dealing better with crew management as a result.

Reuben Garner

Good. Thank you, guys.

Bryan Fairbanks

Thanks, Reuben.

Operator

The next question is from Trey Grooms with Stephens. Please go ahead.

Trey Grooms

Hey, good afternoon. Thanks for taking my questions. Good job in the quarter.

Bryan Fairbanks

Hi Trey. Thanks.

Trey Grooms

So, one from me and you’ve talked about this in the past, but really trying to get maybe a update here. As the mix of composites has taken more share from wood, your entry level products have gotten much better as well over time. Did you guys see any change to that product mix in ’20 given that accelerated kind of share shift and then maybe more entry level versus higher end or vice versa, and maybe your expectations around mix as you see the composite share continuing to accelerate?

Bryan Fairbanks

I think there’s two parts to that. By introducing Enhance Basics and Naturals, Basics of course, was all new to the marketplace 2019, so the second year that we had it, it grew, and with all new market segments, so by definition that had a larger percentage of growth than some of the other product lines. But when we look at how is the overall portfolio doing? It’s in line with exactly what we expected when we launched the product. Individuals coming in that are interested in wood and being able to get them to trade up to our Enhance Naturals product and then more of the pro and the customer looking for those higher-end aesthetics, sticking with our Select product or moving up to Transcend along the way. So, the mix has ended up being exactly where we expected it to be in both of those years. We did a lot of research before moving in to the Enhance product line to understand what that consumer behavior would be along the way. So, I don’t see concerns with it.

Trey Grooms

Yes, okay. Thanks. And one if I could just housekeeping or maybe even a follow-up to one of Dennis’ responses earlier. It’s clear that 1Q is going to be more muted speaking of incremental EBITDA margins, but you’re looking for 35% to 40% for the full year inclusive of a lot of these start-up expenses and things like that. So, is it fair for us to consider maybe 4Q, it should accelerate as we go through the year, but as you get to the 4Q that you could be at the high end or maybe even above the high end of that range for kind of a run rate as we exit ’21?

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

Dennis Schemm

So, I think you’re spot on. I think what you’re going to see is a muted incremental EBITDA margins in Q1 because of the cost pressures. As more capacity comes online you will see EBITDA or incremental EBITDA margins increase in Q2, they’ll grow in Q3. And yes, I would think that our incremental EBITDA margins in Q4 would be some of the best.

Trey Grooms

Perfect. Thanks for the color guys. Good luck.

Operator

The next question is from Yves Bromehead with Exane BNP Paribas. Please go ahead.

Yves Bromehead

Good afternoon, Dennis and Bryan. Thank you for taking my question. If I could I have two. Number one is could you give us a bit of color on the backlog that you’re seeing in the Commercial segment? And two, coming back to the international expansion opportunities given the more fragmented supply base in Europe, would the strategy still be to export and gain share before setting up a Greenfield or could you look at M&A opportunities as a means to fast-forward your presence in Europe and become a leader there?

Bryan Fairbanks

So, around the international opportunity, we probably will continue to export for a considerable time as we move forward. There may be opportunities that are advantageous and things that we would take a look at but right now given our cost position, we have the ability to be able to continue exporting in that works well.

And related to the Commercial backlog, Commercial has been a side of the business. It’s less than 10% of our overall company and has been more impacted by COVID and the changes in how the commercial industry is operating, whether it be the larger arenas that we work with, many of the college stages, things like that. So, we have seen some more challenges there with the ABI coming down along the way. We do see that we do get back to growth again as that market returns. We’re confident in the strategy. But of that side of business, there probably will be some additional headwinds there from a COVID management perspective.

Yves Bromehead

Great. Thank you, so much.

Bryan Fairbanks

Thank you.

Operator

Again, if you have a question please press “*” then “1.” The next question is a follow-up from Kurt Yinger with DA Davidson. Please go ahead.

Kurt Yinger

Yes, thank you. I just wanted to follow-up on the last question. Could you just remind us kind of the big areas of the international business at present? How the markets you play in look relative to the U.S. here and what you think is kind of most important in terms of taking that business to the next stage?

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern

Bryan Fairbanks

We tend to look at the markets that have higher GDP, relatively high family income and an interest in outdoor living along the way. So that tends to be your larger economies in Europe and Australia. We ship product to over 40 countries around the world. So, it’s not limited just to those large economies, some of the smaller countries once you add them all up together in Central and South America ends up becoming a very nice business for Trex along the way. But because we are small players in most of these countries today, we see the opportunity to be able to significantly increase our penetration in those markets by using some of the same tools that we use in North America, building contractor networks, giving everybody access to high quality websites where they can learn about the product and where to go get the product. Make it easy for them to buy.

Kurt Yinger

Got it. Thank you, Bryan.

Bryan Fairbanks

Yes. Thanks, Kurt.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thank you for everybody’s participation today. We look forward to keeping you updated on our progress at upcoming conferences and meetings. Thanks. Good evening.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Trex Company

Monday, February 22, 2021, 5:00 PM Eastern